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                                                                  Exhibit (p)(2)

SECTION 12: PERSONAL TRADING

12.1 General Principles

It is the policy of One Group Dealer Services, Inc. ("OGDS") that all employees must (1) at all times place the interest of the accounts which are managed by its affiliates first; (2) conduct all personal securities transactions in a manner that is consistent with the Personal Trading Policy of OGDS and the individual employee's position of trust and responsibility; and (3) adhere to the fundamental standard that OGDS employees must not take inappropriate advantage of their position.

Employees of OGDS are prohibited from the following mutual fund trading activity in accounts governed by this policy:

1. No employee shall knowingly effect or facilitate a mutual fund trade in an account governed by this policy that violates the terms of the mutual fund prospectus or statement of additional information ("SAI").

2. No employee shall knowingly effect or facilitate excessive trading of shares in a mutual fund, in accounts governed by this policy, as such term is defined in a mutual fund's prospectus or SAI.

3. It is a violation of policy to knowingly effect or facilitate a mutual fund transaction to engage in market timing. Market timing is an investment strategy using frequent purchases, sales and exchanges of mutual funds in an attempt to profit from short-term market movement.

Trading while in possession of material, non-public information, which may or may not be obtained through Banc One Investment Advisors analyst's research function is prohibited. The disclosure of any such material, non-public information to any person is also prohibited.

This Personal Trading Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Investment Advisor personnel from liability for personal trading or other conduct that violates the employee's fiduciary duty to clients and/or Fund shareholders.

12.2 Governing Standards

This Personal Trading Policy is designed to comply with Rule 17j-1 of the Investment Company Act of 1940, Rule 204-2(a)(12) of the Investment Advisers Act of 1940 and the Investment Company Institute's ("ICI") Guidelines on Personal Investing issued in 1994.

This Personal Trading Policy, unless otherwise specifically stated, shall apply to all employees of OGDS. This policy will also apply to members of the Board of Directors of OGDS. This Personal Trading Policy will apply to an employee of OGDS who is also an Executive Officer of Bank One Corporation and who is deemed to be a Sensitive Employee under Bank One Corporation's Corporate Insider Trading Policy. However,


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compliance with Bank One Corporation's Corporate Insider Trading Policy shall be deemed to constitute compliance with this Personal Trading Policy to the extent that compliance with, and reporting under, the Corporate Insider Trading Policy satisfies the compliance and reporting requirements of this Personal Trading Policy.

12.3 Definitions

A. Beneficial ownership of a security is determined in the following manner: an employee should consider themselves the beneficial owner of securities held by their spouse, their minor children, another person who is a member of their immediate family who shares their home or other persons if by reason of any contact, understanding, relationship agreement or other arrangement they obtain such ownership. The employee should also consider themselves the beneficial owner of securities if they can invest or revest title in themselves now or in the future.

B. Both the Investment Company Act of 1940 and the Investment Advisers Act of 1940 define a security as: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security, (including a certificate of deposit) or on any group or index of securities including any interest therein (or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

C. Covered Security means a security (as defined above) except that it does not include exempted securities. (as defined below).

D.   Exempted Securities include:

          i.   direct obligations of the Government of the United States

          ii. banker's acceptance, bank certificates of deposit, commercial paper and high quality short term debt instruments, including repurchase agreements

          iii. shares issued by open-end registered investment companies.

          iv. Municipal fund securities (such as 529 plans) issued pursuant to a state sponsored qualified tuition plan.

E. Non-Open End Registered Investment Companies are covered securities. Non-Open End Registered Investment Companies that are not open-end include: closed-end mutual funds, Unit Investment Trusts (UITs), HLDRS (for purposes of this policy) and Exchange Traded Funds such as QQQ, Diamonds, Spiders, etc.

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F. Any questions regarding these definitions should be directed to the
Compliance Department.

12.4 Restrictions on Personal Trading Activities

12.4.1 Initial Public Offerings

All employees of OGDS are prohibited from acquiring any security in an initial public offering. There are three (3) exceptions. They are: 1) mutual savings bank conversions where an employee maintains an account with the converting savings bank; 2) insurance company offering where an employee is a policy holder of the insurance company; and, 3) an offering that is made to an employee's spouse by the spouse's employer. In all cases, the employee must provide documentation of the offering.

12.4.2 Private Placements

All employees must, when purchasing securities in a private placement obtain the prior written approval of OGDS Corporate Legal Counsel prior to obtaining pre-clearance.

12.4.3 One Group Mutual Funds

     All employees are required to maintain their holdings of shares of One Group Mutual Funds in one of the following arrangements: a fund direct account with One Group Mutual Funds through One Group Dealer Services, fund direct through Banc One Securities Corporation (i.e. IRA) or in a Banc One Securities Corporation brokerage account. Only accounts for which an employee has no trading or security selection authority are exempt from this requirement (i.e. you have given up the management of the account to a third party). In order to grant the exception, Compliance must receive from the employee requesting the exception, copies of the documents establishing the account.

               (i). Ban On Short-Term Trading

               All shares of One Group Mutual Funds must be held for a minimum of 90 calendar days (i.e. trade date is day 0 - you may buy or sell your shares on day 91). All transactions will be reviewed based on FIFO (first in, first out). Buy and sell transactions in the following funds are exceptions to this holding requirement: all money market funds, One Group Ultra Short-Term Bond Fund, One Group Short-Term Bond Fund, One Group Treasury and Agency and One Group Short-Term Municipal Bond Fund. Violations of the policy governing holdings of One Group Mutual Funds will subject the employee to the sanctions of the policy as well as to any sanctions under the prospectus.

               (ii). Systematic Deposits & Withdrawals

               The 90-day holding requirement does not apply to shares redeemed as part of a systematic withdrawal program.


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              (iii).  Monitoring of Holdings

              All employee holdings of shares of One Group Mutual Funds will be monitored for compliance with One Group prospectus requirements. The following types of activities will be monitored: marketing timing, round trips and excessive exchange activity.

              One Group Mutual Funds defines marketing timing as "an investment strategy using frequent purchases, redemptions and/or exchanges in a attempt to profit from short-term market movements."

              Round trips include a purchase into a Fund (by any means) followed shortly thereafter by a redemption (by any means) out of the same Fund. A "round trip" could also include a redemption out of a Fund (by any means) followed by a purchase back into the same Fund (by any means).

              To prevent disruptions in the management of the Funds, One Group limits excessive exchange activity. Generally exchange activity is considered to be excessive if it exceeds two substantive exchange redemptions from the same Fund within 30 days of each other. For this purpose, substantive means an exchange of $50,000 or more.

              Market timing, round trips and excessive exchanges apply to employee accounts in addition to any penalties if they violate the 90-day holding requirement. All trades that violate the 90-day holding requirement will be reviewed, no matter the dollar size.

              (iv). Redemption Fees

              If you sell certain shares within 90 days of purchase (see prospectus for information regarding applicable funds), you will pay a redemption fee of 2.00% on the value of the shares sold in addition to any other applicable fees and or penalties under the policy. The redemption fee does not apply to shares purchased through reinvested distributions (dividends and capital gains) or shares redeemed as part of a termination of certain plans or shares redeemed on a systematic basis including shares redeemed as a result of required minimum distributions under certain plans or as a part of a regular rebalancing program, such as a wrap program or shares redeemed as part of a bona fide asset allocation program; provided that the redemption fee may be charged in the event that it is determined that such programs are being used as a market timing strategy. Redemption fees are paid to the One Group Mutual Funds and are designed to offset the brokerage commissions, capital gains impact and other costs associated with fluctuations in One Group Mutual Fund asset levels and cash flow caused by short-term shareholder trading.



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12.4.4 Blackout Periods

          Same Day

          All employees are prohibited from executing a securities transaction (buy or sell) on a day when a mutual fund, investment trust portfolio or composite account of the mutual fund (i.e., separately managed institutional accounts in the same style composite as the mutual fund or common/collective trust funds) has a pending "buy" or "sell" order in the same or equivalent (i.e., any option to purchase or sell and any security convertible into or exchangeable for that security) security until that mutual fund, investment trust portfolio or composite account order is executed or withdrawn. An exception will be granted for trades pending ONLY in one of the following funds: Equity Index, Market Expansion Index. International Equity Index or the Investment Trust Equity Index and for de minimis sell transaction as described in Section 12.5.2. Any personal trades executed within the proscribed blackout periods will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy.

          12.4.5 Ban on Short-Term Trading

          All employees are prohibited from profiting in the purchase and sale, or the sale and purchase of the same (or equivalent) securities on an account level basis within sixty (60) calendar days. Any sell transaction done under the De Minimis exception procedures listed below are subject to the 60 day rule. Any personal trades executed within the banned period will be considered a violation of the Policy and subject to the sanctions contained within the Penalties section of the Policy. This prohibition does not apply to: 1) Transactions in exempted securities; 2) transactions in registered investment companies; 3) transactions in Bank One Corporation stock (ONE); 4) incentive compensation stock option transactions; 5) transactions which do not result in a gain; and 6) sale transactions for which an employee can provide acceptable documentation from their broker that the shares sold by the account have been held in the account for at least 61 days (e.g., original acquisition date of the shares to be sold listed on the confirmation, copy of the brokerage firm policy for selecting shares for a partial sale, etc.).

          12.4.6 Gifts

          All employees must follow the guidelines of the Bank One Corporation Code of Conduct, incorporated herein by reference, when receiving any gift or other thing of value.

          12.4.7 Service as a Director


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          All employees must follow the guidelines of the Bank One Corporation
          Code of Conduct, incorporated herein by reference, regarding their ability to serve as a corporate director.

          12.4.8 Bank One Securities

          Please see the Bank One Corporation Code of Conduct for restrictions surrounding ONE.

          12.4.9 Investment Clubs

          All employees of OGDS are prohibited from participating in an investment club.

12.5 Personal Securities Transactions

12.5.1 Pre-clearance

All employees, which for purposes of this Policy includes the employee's spouse and immediate family members living in the same household as the employee, are required to preclear all securities transactions (both buys and sells) in which the employee has, or by reason of the transaction acquires, any direct or indirect beneficial ownership, with the Chief Investment Officer of Equity Securities, or in their absence the Manager of the Equity Trading Desk (or some other designee), for all transactions in equity securities and the Chief Investment Officer of Fixed Income Securities, or in their absence the Managing Director of Fixed Income Risk Management/Research for all transactions in fixed income securities; or, the Managing Director of the Fixed Income Taxable Bond Team (or some other designee) for taxable bond securities transactions or the Managing Director of Fixed Income Tax-Exempt Bond Team (or some other designee) for tax-exempt securities transactions. Those individuals listed above must receive preclearance from the Senior Compliance Director.

Preclearance is good only for the business day on which it is granted and for the following business day. For example, if the employee received clearance to trade a security on Monday, the employee may trade that security on Monday or Tuesday. If the employee decides they do not want to place the trade on Monday or Tuesday and want to place the trade on Wednesday instead, the employee must obtain new preclearance for Wednesday. Trades placed on the second business day of the preclearance window must be executed during trading hours. Employees must obtain a separate preclearance for each buy and sell transaction.

The employee may receive preclearance orally from one of the above-referenced individuals (or other designee) which must then be followed up in writing by the individual granting preclearance (or other designee) within 24 hours after clearance is granted. A copy of the preclearance approval must be sent to the employee as well as to the Senior Compliance Director. Any trade for which a preclearance approval in writing

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is not received will be considered a violation of this Personal Trading Policy.

12.5.2 Exceptions to Preclearance

1. It is not necessary to receive preclearance for the following securities: (1) exempted securities; (2) shares of registered investment companies; and, (3) ONE.

2. Employees do not have to submit a preclearance request for sell transaction only (this exception does not apply to buy transactions) which are 1) 200 shares or less; and 2 ) have a transaction market value of less than $10,000 (excluding commissions and fees) ; and 3) are in securities with a market cap greater than $5 billion. Employees do have to complete and submit to the Compliance Department a "De Minimis Trade Exception Form ("Exception Form") with the required documentation attached. The required documentation which must be attached to the Exception Form is detailed on the Exception Form. De Minimis exception trades are good only for the day on which the exception is requested. The Exception Form must be submitted on trade date prior to execution of the trade. It is the employees responsibility to ensure that the Exception Form is submitted on a timely basis (via fax or hand delivery) along with the appropriate documentation to the Compliance Department. Failure to follow the De Minimis exception trade procedures will be subject to the same penalties outlined in the policy for failure to preclear a trade. De Minimis trades must also comply with the policy section covering "Ban on Short-Term Trading". Compliance must continue to receive duplicate confirmations and account statements for De Minimis exception trades.

12.6 Disclosure and Reporting Requirements

12.6.1 Records of Securities Transactions

All employees are required to direct, in writing with a copy to the Senior Compliance Director, their brokers to provide the Senior Compliance Director with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts that hold covered securities. Reportable transactions do not include transactions in exempted securities.

12.6.2 Disclosure of Personal Holdings and Accounts

All employees are required to disclose all personal securities holdings of covered securities and all accounts which hold any security, including accounts that hold exempted securities, in writing to the Senior Compliance Director upon commencement of employment and thereafter on an annual basis. Reports must be received within ten (10) calendar days of employment and within ten (10) calendar days of each year-end (i.e., January 10).

12.6.3 Certification of Compliance with the Personal Trading Policy

All employees are required to certify upon commencement of employment and annually

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in writing to the Senior Compliance Director that they have read and understand the Personal Trading Policy. Each employee must further certify that they have complied with the requirements of the Personal Trading Policy and that they have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported.

12.7 Compliance Procedures

In order to provide information to determine with reasonable assurance whether all employees are observing the provisions of the Personal Trading Policy:

1. The Senior Compliance Director shall notify each employee of the reporting requirements of the Personal Trading Policy and deliver a copy of the Policy to each employee. A notice will be sent to employees via electronic mail when there are changes to the Policy. Changes to the Policy will be made on the Intranet. Employees who do not have access to the Intranet must contact the Compliance Department.

2. Each employee and director to whom this policy applies must submit to the Senior Compliance Director on an annual basis, an Annual Certification of Compliance with the Personal Trading Policy as prescribed in the attached Exhibit A. The annual certification must be filed with the Senior Compliance Director within ten (10) calendar days after year-end.

3. Each employee and director to whom this policy applies must submit to the Senior Compliance Director upon commencement of employment and thereafter on an annual basis, reports in the form prescribed in the attached Exhibit B, Personal Securities Holdings and Accounts. The annual report must be filed with the Senior Compliance Director within ten (10) calendar days after year-end.

4. Each employee and director, to whom this policy applies, must submit to the Senior Compliance Director on a quarterly basis, reports in the form prescribed in the attached Exhibit C, Personal Securities Transactions and Accounts. The quarterly report must be filed with the Senior Compliance Director within ten
(10) calendar days after each quarter-end. If an employee is on an approved leave of absence (i.e.: military, maternity, etc.) over a quarter end, the Senior Compliance Director may waive the requirement of quarterly reporting for the employee. Circumstances that will be considered in granting a reporting waiver include: past trading history, current brokerage arrangements and any other relevant factors.

5. The individual granting the preclearance must document decisions regarding the preclearance of all reportable personal securities transactions in writing. The written preclearance authorization must document that the trade does not violate any terms of the Personal Trading Policy.

6. The Compliance Department will review all trades for violations of the ban on short-term trading profits.

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7. All employees are required to direct, in writing with a copy to the Senior
Compliance Director, their brokers to provide the Senior Compliance Director with duplicate copies of confirmations of all reportable personal securities transactions and copies of all statements for all securities accounts that hold covered securities. The Compliance Department will verify on a quarterly basis that all statements for accounts reported are received.

8. The Personal Trading Violations Committee, made up of senior management of the firm, will review each violation of the Policy that has occurred. Quarterly, the Senior Compliance Director must report, to Senior Management of Investment Advisors, to Investment Advisors' Board of Directors and to the Trustees of One Group the results of each quarterly review of employee personal trading files, status of the quarterly report of securities transactions and the annual report of holdings, all violations of the Policy, the results of the Committee meetings and all exceptions.

9. The Personal Trading Policy, a copy of each Personal Securities Holdings and Accounts Report and Personal Securities Transactions and Accounts Report, any written report prepared by the Senior Compliance Director and lists of all persons required to make reports will be preserved by the Senior Compliance Director for the period required by the Investment Company Act of 1940 and The Investment Advisers Act of 1940.

12.8 Penalties for Violations of the Policy

The following sanctions will be imposed for violations of the Policy:

12.8.1 Personal Security Transaction Violations

Employees will be required to break or unwind the transaction (e.g. if the trade is a buy, the employee must sell the security or if the trade is a sell, the employee must buy back the security) and pay a penalty of 25% of the market value of the transaction. The penalty will be paid to a charity that the employee chooses. The employee must provide a copy of a letter and check made payable to the charity for the amount of the penalty to the Compliance Department. In addition, the employee must provide a copy of the canceled check once it is available.

This penalty will be imposed for failure to pre-clear a Transaction, violations of the Same Day Blackout Period, failure to submit the De Minimis Trade Exception Form and appropriate document, violations of the Ban on Short-Term Trading and a violation of the holding period requirement for One Group Mutual Funds shares.

Employees of OGDS will be granted one "grace trade" exception from the penalty section of the Policy. A "grace trade" exception is a violation of the Policy; however, the sanctions in the Policy will not be imposed. A second violation will result in the sanctions being imposed.

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A third violation by any employee of OGDS of this Policy will result in termination.

12.8.2 Failure to Disclose a Reportable Brokerage Account Opened During the Calendar Year

Any employee who opens a new brokerage account and fails to report the new brokerage account on Exhibit C at the end of the quarter in which the account was opened will be required to pay a $100.00 fine. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty. In addition, the employee must provide a copy of the cancelled check once it is available.

12.8.3 Failure to Disclose a Reportable Brokerage Account

Any employee who fails to disclose a reportable brokerage account either on the Brokerage Account Information Form (at the time of employment or at the time of the annual renewal) or on Exhibit C (quarterly), will be required to pay a $100.00 fine for the first identified account which was not reported. The fine will be paid to a charity chosen by the employee. The employee must provide to the Compliance Department a copy of a letter and check made payable to the charity for the amount of the penalty, In addition, the employee must provide a copy of the cancelled check once it is available.

Any subsequent violations of this section of the policy could, at the discretion of Senior Management, result in termination.

12.9 Married Employees

This section addresses the requirements for married couples who are both employees of OGDS.

12.9.1 Commencement of Employment & Initial Reporting

Upon commencement of employment with OGDS, all employees must complete the initial certifications, disclosures and reporting requirements under this policy as an individual, regardless of whether the information requested has been previously reported.

Brokerage Account Information Form

When completing the Brokerage Account Information Form, the employee must report all accounts, which are required to be reported under the policy, even if an account is already being reported by the spouse. For joint accounts, the employee should indicate which spouse would be the primary contact. The person who is listed as the primary contact for each account is responsible for ensuring that duplicate statements and confirmations are provided to the Compliance Department by the broker.

12.9.2 Quarterly reporting

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Both spouses must sign and date the Personal Securities Transaction and Accounts
Report (Exhibit C). All documentation required of either spouse may be submitted in one package for both.

12.9.3 Annual Reporting

Annually, each spouse must sign and submit a separate Exhibit A certifying that each employee has read and will abide by the terms of the OGDS Personal Trading Policy.

The annual Personal Securities Holdings and Accounts Disclosure (Exhibit B) and the Brokerage Account Information Form may be filled out jointly and must be signed by both spouses. For all brokerage accounts, the employees must indicate which spouse is the primary contact for purposes of this Policy.

12.9.4 Preclearance & Trading

Spouses that are listed as the primary contact for accounts noted on the Brokerage Account Information Form will be looked to for compliance with this section of the policy.

12.9.5 Violations & Penalties

If there is found to be a violation of any portion of this policy in any reportable account(s), the violation will be counted against BOTH spouses. However, any monetary penalty associated with any violation will be enforced only against the spouse listed as the primary contact on the account in which it occurred. Please be advised that multiple violations that would constitute termination of employment under this Policy may result in BOTH spouses being terminated.